UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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BOTETOURT BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 26, 2010

Dear Stockholder,

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Botetourt Bankshares, Inc., the holding company for Bank of Botetourt. The meeting will be held on Wednesday, May 19, 2010, beginning at 2:30 p.m. at Buchanan Theatre, 19778 Main Street in Buchanan, Virginia.

The accompanying notice and proxy statement describe the matters to be presented at the meeting. The purpose of this meeting is to elect directors of the Company and transact any other business that may properly come before the meeting.

Please complete, sign, date, and return the enclosed proxy form as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. This proxy may be revoked by you at any time before it is voted at the Annual Meeting.

We, like most other banks and many of you, have struggled this past year with the economic recession. We believe that we have acted conservatively, while also continuing our strategy of growing the business. We appreciate your continuing loyalty and support of Bank of Botetourt and Botetourt Bankshares, Inc., and we hope to see you at our Annual Meeting.

Sincerely,

H. Watts Steger, III
Chairman & CEO

BOTETOURT BANKSHARES, INC.

19747 Main Street

P.O. Box 339

Buchanan, Virginia 24066-0339

Notice of 2010 Annual Meeting of Stockholders

To be held May 19, 2010

The 2010 Annual Meeting of Stockholders of Botetourt Bankshares, Inc. will be held at Buchanan Theatre at 19778 Main Street in Buchanan, Virginia on Wednesday, May 19, 2010, at 2:30 p.m. for the following purposes:

1.	To elect the Directors of the Board of the Company to serve until the next annual meeting, as described in the proxy statement accompanying this notice.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at close of business on March 26, 2010 are entitled to notice of and to vote at the annual meeting or any adjournment.

By Order of the Board of Directors

H. Watts Steger, III
Chairman & Chief Executive Officer

IMPORTANT NOTICE

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY FORM IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. STOCKHOLDERS ATTENDING THE MEETING MAY REVOKE THEIR PROXIES AND PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED AT ANY TIME BEFORE VOTING OCCURS.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

March 26, 2010

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2010 Annual Meeting of Stockholders of Botetourt Bankshares, Inc., to be held at Buchanan Theatre at 19778 Main Street in Buchanan, Virginia, on Wednesday, May 19, 2010, at 2:30 p.m., and at any adjournments of that meeting, if necessary. The principal executive offices of the Company are located at 19747 Main Street, Buchanan, Virginia 24066. The approximate mailing date of this Proxy Statement and the accompanying proxy is April 5, 2010.

All properly executed proxies delivered pursuant to this solicitation will be voted as instructed, and in the absence of instructions will be voted FOR the election of Directors. Any stockholder who has executed a proxy and attends the Annual Meeting may elect to vote in person rather than by proxy. A stockholder may revoke his or her proxy at any time before it is exercised (i) by filing written notice with the Secretary of Botetourt Bankshares (Secretary, Botetourt Bankshares, Inc., P.O. Box 339, Buchanan, Virginia 24066-0339); (ii) by filing a later valid proxy with the Secretary of Botetourt Bankshares; or (iii) by appearing at the Annual Meeting or any adjournment thereof and giving the Secretary notice of his or her intention to vote in person. However, any such revocation will not affect any vote previously taken. Presence at the Annual Meeting does not of itself revoke your proxy. We follow with answers to what we suspect are your questions about this material and our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 19, 2010: The Notice of 2010 Annual Meeting of Stockholders and Proxy Statement and the 2009 Annual Report to Stockholders are available on the internet at the following website: http://www.cfpproxy.com/6544.

Who may vote at the meeting?

The Board of Directors of Botetourt Bankshares, Inc. have fixed March 26, 2010, as the record date for stockholders entitled to notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote. Each share of common stock is entitled to one vote on all matters presented at the meeting. This includes shares held directly in your name and shares held for you in an account with a broker, bank or other nominee (shares held in “street name”).

How many shares must be present to hold the meeting?

The majority of Botetourt Bankshares’ outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a “quorum.” As of March 26, 2010, we had 1,247,030 shares of common stock outstanding, so 623,516 shares must be present at the meeting, either in person or by proxy, to satisfy this quorum requirement. Abstentions and broker non-votes are counted for the purposes of determining whether a quorum has been reached in the meeting but not considered in determining the number of votes cast with respect to such matters.

With regard to the election of directors, votes may be cast “For” or “Withhold”. If a quorum is present, the nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, abstentions or votes withheld will have no effect. If a quorum is present, broker non-votes will likewise have no effect on the election of directors. It should be noted, however, that under recent regulatory changes, discretionary voting by brokers in uncontested elections of directors has been eliminated. Therefore, beginning this year, your vote is especially important, as your broker no longer has the discretion to vote shares held on your behalf with respect to the election of directors. If you hold your shares through a broker and do not provide your broker with voting instructions, that will result in a broker non-vote for each share that you hold. A large number of broker non-votes could affect the ability of the Company to achieve a quorum at the Annual Meeting.

What proposals will be voted on at the meeting?

The voting proposal is for the election of the directors.

Who is requesting my vote?

The Board of Directors of this Company is soliciting proxies on its behalf in the enclosed form. These solicitations will be conducted primarily through the mail. Please mail your completed proxy in the envelope included with these proxy materials. In addition to the use of the mail, directors, officers or employees of the Company or the Bank may solicit your proxy by telephone or other means. No director or employee who solicits proxies will receive any additional compensation for that effort, although they may be reimbursed for out-of-pocket expenses. The cost of preparing, assembling, and mailing this Proxy Statement, the Notice of Meeting, and the enclosed proxy is borne by the Company.

How many votes are required to approve each proposal?

The approval of the election of directors requires the vote of one-half (50%) of the Company’s outstanding shares of common stock. Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the three nominees receiving the most votes cast at the meeting will be elected as directors. IF SOMEONE ELSE HOLDS YOUR SHARES, WE URGE YOU TO CONTACT THE PERSON OR BROKER

RESPONSIBLE FOR YOUR ACCOUNT TODAY AND INSTRUCT THEM TO EXECUTE A PROXY ON YOUR BEHALF FOR THE ANNUAL MEETING.

How do I vote?

You may vote by mail by completing the enclosed proxy card, signing it, and mailing it in the enclosed return envelope provided. If your stock is held in “street name,” follow the directions from your broker and return to them your voting instruction card. You may provide a legal proxy naming another person, and that person may attend the meeting and vote in your stead. You also may vote in person, whether or not you vote by mail, by attending the Annual Meeting.

Principal Holders of Capital Stock

The following table shows the share ownership as of March 26, 2010, of the stockholders known to the Company to be the beneficial owner of more than 5% of the Company’s common stock.

NAME AND ADDRESS	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)	OWNERSHIP AS A PERCENTAGE OF COMMON STOCK

Norma P. Wells Living Trust Post Office Box 422 Buchanan, VA 24066	58,709	4.71%

The Norma P. Wells Irrevocable Insurance Trust Post Office Box 422 Buchanan, VA 24066	21,632	1.73%

Norma P. Wells Marital Trust Post Office Box 422 Buchanan, VA 24066	5,509	0.44%

Total	85,850	6.88%

(1)	In general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of a security, has the power to dispose of or direct the disposition of the security, or has or has the right to acquire beneficial ownership within 60 days.

Specific holdings of the directors and executive officers and holdings as a group can be found on pages 5-6.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based upon a review of beneficial ownership reporting Forms 3, 4 and 5 furnished to the Company under Rule 16a-3(e) of the SEC, and upon appropriate written representations, we believe that all reports of initial and subsequent changes in beneficial ownership of the Company’s securities as required pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were filed with the Commission on a timely basis during 2009 by all persons who were directors or executive officers of the Company at any time during the year.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s Board is divided into three classes (I, II, and III). The terms of office for three Class I directors will expire at the Annual Meeting, and the nominees to serve as Class I directors are set forth below. All three nominees currently serve as directors of the Company. Mr. Stinnett was originally appointed a director of the Bank in 1980 and then became a director of the Company when we formed the holding company. Mr. Patterson was elected as a director of the Bank and the Company in 2001. Mr. Williamson was elected as a director of the Bank and the Company in 2003. If elected, the Class I directors will serve until the Annual Meeting of Stockholders held in 2013 or until their respective successors are duly elected and qualified.

The persons named in the enclosed proxy intend to vote for the election of the three persons named below. Proxies will be voted for the election as directors of the nominees listed below (or, if unexpectedly unavailable, for such substitutes as the Board of Directors may designate). The Board of Directors does not anticipate that any nominees will be unavailable for election.

The Board of Directors unanimously recommends that stockholders vote “FOR” the election of the nominees set forth in this Proxy Statement. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors.

INFORMATION CONCERNING DIRECTORS AND NOMINEES

The following information, including principal occupation, is given in connection with the nominees for election to the Board at the Annual Meeting, for the directors who will continue in office after the Annual Meeting and for the non-director Named Executive Officers of the Company.

DIRECTOR NOMINEES

Nominees (Age)	Director Since (*)	Principal Occupation And Directorships	Shares Owned	% of Total

CLASS I (Serving until 2013)

D. Bruce Patterson (59)	2001	Rockbridge County Clerk of Circuit Court	2,230.5	*	*

F. Lindsey Stinnett (69)	1980	Farmer	17,058.0	1.37	%(1)

John B. Williamson, III (55)	2003	Chairman, President & CEO, RGC Resources, Inc., a public reporting energy provider company	4,543.3	*	*(2)

DIRECTORS WHO WILL CONTINUE IN OFFICE

CLASS II (Serving until 2011)

G. Lyn Hayth, III (51)	1990	Secretary of the Company; President of Bank of Botetourt	5,864.9	*	*(3)

Gerald A. Marshall (71)	1976	Retired	15,108.0	1.21	%(4)

Tommy L. Moore (60)	1982	Botetourt County Clerk of Circuit Court	15,434.5	1.24%

CLASS III (Serving until 2012)

Edgar K. Baker (65)	2001	President Cavalier Equipment, President Kav Kan	10,861.0	*	*(5)

Joyce R. Kessinger (57)	1986	Director of Human Resources, Boxley Materials Company, a construction materials supplier company	10,820.2	*	*(6)

H. Watts Steger, III (62)	1976	Chairman, President & CEO of the Company and Chairman & CEO of Bank of Botetourt	51,000.0	4.09	%(7)

(*)	If prior to October 1, 1997, reflects the year that director joined the Board of the Bank, the Company’s sole subsidiary. Effective October 1, 1997, the Company became the holding company for the Bank.

NON-DIRECTOR NAMED EXECUTIVE OFFICERS

Name (Age)	Named Executive Officer Since	Position	Shares Owned	% of Total
Michelle A. Alexander (38)	2006	Senior Vice President & Chief Financial Officer	2,211.7	*	*
P. Duaine Fitzgerald (58)	2006	Senior Vice President – Financial Services	1,468.0	*	*(8)
Andrew T. Shotwell (43)	2006	Senior Vice President – Bank Operations	1,383.6	*	*(9)
Jennifer S. Theimer (38)	2007	Senior Vice President & Chief Risk Officer	234.3	*	*(10)
Vicky M. Wheeler (58)	2006	Senior Vice President – Branch Administration & Human Resources	1,335.0	*	*(11)
14 Directors and Named Executive Officers as a group			139,553.0	11.19	%(12)

**	Controls less than 1% of the total shares outstanding. There are no additional shares acquirable within 60 days that are part of any Company plan.
(1)	Mr. Stinnett holds 12,408 shares in his own name; 3,650 shares are held jointly with his wife, and 1,000 shares are held solely by his wife, and are reported in his total beneficial ownership.
(2)	Mr. Williamson holds 1,489.3 shares in his own name; 3,054 shares are held jointly with his wife, and are reported in his total beneficial ownership.
(3)	Mr. Hayth holds 2,380.5 shares in his own name; 3,242 shares are held jointly with his wife, and 242.4 shares are held by Mr. Hayth as custodian for his children, and are reported in his total beneficial ownership.
(4)	Mr. Marshall holds 11,808 shares in his own name; 2,300 shares are held jointly with his wife, and 1,000 shares are held solely by his wife, but are reported in his total beneficial ownership.
(5)	Mr. Baker holds 1,276 shares in his own name; 1,000 shares are held jointly with his wife, 1,500 shares are held solely by his wife, 3,585 shares are held in The Edgar Kyle Baker Amended & Restated Revocable Trust, and 3,500 shares are held in The Joann Shorter Baker Amended & Restated Revocable Trust and are reported in his total beneficial ownership.
(6)	Mrs. Kessinger holds 9,778 shares in her own name; 1,042.2 shares are held solely by her husband, and are reported in her total beneficial ownership.
(7)	Mr. Steger holds 47,000 shares in his own name; 4,000 shares are held solely by his wife, and are reported in his total beneficial ownership.
(8)	Mr. Fitzgerald holds 1,368 shares in his own name; 100 shares are held solely by his wife, but are reported in his total beneficial ownership.
(9)	Mr. Shotwell holds 1,222.1 shares jointly with his wife, and 161.5 shares are held by Mr. Shotwell as custodian for his children, and are reported in his total beneficial ownership.
(10)	Mrs. Theimer holds 117.2 shares in her own name; 117.1 shares are held solely by her husband, and are reported in her total beneficial ownership.
(11)	Mrs. Wheeler holds 635 shares in her own name; 700 shares are held jointly with her husband, but are reported in her total beneficial ownership.
(12)	None of the listed individuals has stock options exercisable within 60 days, computed in accordance with SEC Rule 13d-3.

UNLESS AUTHORITY FOR THE NOMINEES IS WITHHELD, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED BY THE BOARD OF DIRECTORS.

DIRECTORS’ QUALIFICATIONS

Members of the Board of Directors of Botetourt Bankshares, Inc. are expected to have the appropriate skill and characteristics necessary to function in our current operating environment and contribute to our future direction and strategies. These include legal, financial, management, and other relevant skills, varying experience, perspective, residence, background, and age.

The Corporate Governance & Nominations Committee of the Company consists of Mr. Stinnett, Mr. Williamson and Ms. Kessinger, all independent directors. That Committee considers individuals to nominate directors. The Board has not approved a Corporate Governance & Nominations Committee charter. The Corporate Governance & Nominations Committee generally considers a nominee’s character, standing in and reflection of the community, financial expertise, and likely integration with the existing board. Any stockholder wishing to nominate a candidate for director may do so by writing a letter to the Board of Directors, including a written consent to be a director by the candidate, sufficient background information about the candidate, sufficient identification of the nominating stockholder, and a representation by the nominating stockholder that he or she will appear in the Annual Meeting of Stockholders (in person or by proxy) to nominate the proposed candidate. Nominations must be received by the Board of Directors at the main office of the Company no later than February 1, 2011, in order for that candidate to be considered by the board next year. Any candidate submitted by a stockholder will be reviewed and considered in the same manner as the other candidates, based on their respective qualifications. Qualifications required may vary depending on the areas of expertise needed at the time, but minimum qualifications include extensive business leadership experience, knowledge of relevant issues, contacts and standing in the communities served, and time available to perform the responsibilities of a director. Additionally, no individual may be nominated for election or elected as a director if on the date elected, the individual would be age 72 or older.

The Board has concluded that each director and director nominee possesses the personal traits described above. In considering the directors’ and director nominees’ individual experience, qualifications, attributes and skills, the Board has concluded that the appropriate experience, qualifications, attributes and skills are represented for the Board as a whole and for each of the Board’s committees. In addition, each director and director nominee possesses characteristics that led the Board to conclude that such person should serve as a director. The following paragraphs provide information as of the date of this proxy statement about each director and director nominee, including information each director and director nominee has given us about all positions he/she holds, his/her principal occupation and business experience for the past five years, and the names of other publicly-held companies (if any) of which he/she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director’s and nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he/she should serve as a director, we also believe that all of our directors and director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. Each director has demonstrated business and financial intelligence, an ability to exercise sound judgment, compatibility with other directors, as well as a commitment to service to the Company and our Board.

D. Bruce Patterson, Director since 2001

Mr. Patterson is the current Clerk of the Circuit Court of Rockbridge County, Virginia, serving in that capacity since 1978. County courts in Virginia are repositories of real estate filings, in addition to legal filings, so the local Clerk often is positioned to understand the county’s business and legal climate. Prior to his election as circuit court clerk, Mr. Patterson was employed as an internal auditor with First National Bank of Lexington, Virginia. Mr. Patterson is a past president of the Virginia Court Clerk’s Association and is a past president of the Brownsburg Ruritan Club, also having served a district governor of the Natural Bridge District of Ruritan clubs. Mr. Patterson received a Bachelor of Science degree in Public Administration from Virginia Tech and a Master of Science degree in Business Management from Virginia Commonwealth University. Mr. Patterson’s prior bank auditing experience provides our Board with valuable expertise in this area, and his long-standing local leadership provides the Company with intimate knowledge of the Rockbridge area market.

F. Lindsey Stinnett, Director since 1980

Mr. Stinnett is a cattle farmer and former owner of Wattstull Shell service station in Buchanan, Virginia, which he operated for thirty years, and is actively involved in area farm organizations, including the Botetourt County Farm Bureau and the Botetourt Regional Cattleman’s Association. Mr. Stinnett’s lifelong involvement in agriculture and his prior business experience provide insight and expertise to our Board in dealing with these segments of the Company’s customer base.

John B. Williamson, III, Director since 2003

Mr. Williamson is Chairman, President and CEO of RGC Resources, Inc., a Nasdaq-listed company and parent of Roanoke Gas Company. Mr. Williamson has formerly served in government executive capacities including as County Administrator for Botetourt and Nelson Counties. Mr. Williamson currently serves on the boards of Luna Innovations, Optical Cable Corporation, Synchrony, Inc., Friendship Foundation, Virginia Tech Corporate Research Center, The Taubman Museum of Art, Foundation for Roanoke Valley and Total Action Against Poverty. Mr. Williamson has previously served as chairman of the Roanoke Regional Chamber of Commerce, Roanoke Valley Business Council, Economic Development Partnership of Roanoke Valley, Virginia Western Community College Education Foundation, and the Arts Council of the Blue Ridge. Mr. Williamson has previously served on the boards of Hollins University, Lewis-Gale Medical Center, NTELOS Inc., Virginia Manufacturers Association, Western Virginia Water Authority, YMCA of Roanoke Valley, United Way of Roanoke Valley and American Gas Association. Mr. Williamson earned a Bachelor of Science degree in Business Administration and Management from Virginia Commonwealth University and a Master of Business Administration from the College of William and Mary. Mr. Williamson has served as audit committee chairman for publicly traded companies and qualifies as an audit committee “financial expert”. His many years of governmental, business, executive management and leadership experience provide an invaluable and unique perspective to our Board on corporate governance, risk management and strategic issues.

G. Lyn Hayth, III, Director since 1990

Mr. Hayth is Secretary of the Company and President of the Bank, where he has been employed for twenty-four years in numerous capacities, primarily involved in the lending function for the Bank. Mr. Hayth began his banking career with the Farm Credit System prior to his employment with the Bank. Mr. Hayth has been involved in banking associations in the Commonwealth of Virginia, having served as a director of the Virginia Association of Community Banks and is a current director of Community Bankers Bank in Richmond, Virginia. Mr. Hayth is a member and director of the Kiwanis Club of Botetourt County and also a past board member of the Botetourt County Public Schools Education Foundation. Mr. Hayth is also a past president of the Botetourt County Chamber of Commerce. Mr. Hayth received both a Bachelor of Science degree and a Master of Science degree from Virginia Tech. He is also a graduate of the Virginia Bankers School of Bank Management at University of Virginia and the Graduate School of Banking of the South at Louisiana State University. Mr. Hayth brings to our Board an extensive understanding of our Company’s business as well as community banking expertise and management experience.

Gerald A. Marshall, Director since 1976

Mr. Marshall is the owner of G&L Farms and a retired dairy farmer with over forty years of operating Marshall Brothers Dairy, Inc. Mr. Marshall has been actively involved in the Virginia Farm Bureau and the Botetourt Cattleman’s Association. He is an active member of the Buchanan Rotary Club. Mr. Marshall’s involvement in agriculture and independent business provides our Board with a unique perspective with regard to the segments of our Company’s operation.

Tommy L. Moore, Director since 1982

Mr. Moore is the Clerk of the Circuit Court of Botetourt County, Virginia, having been first elected to that position in 1992. As we explained above, county courts in Virginia are repositories of real estate filings, in addition to legal filings, so the local Clerk often is positioned to understand the county’s business and legal climate. Prior to his election as circuit court clerk, Mr. Moore was engaged in the practice of law in Botetourt County for thirteen years, specializing in real estate law as well as other areas of general practice. Mr. Moore is a past president of the Virginia Court Clerk’s Association and currently serves on the association’s executive committee. Mr. Moore also serves as a director of the Botetourt County Public Schools Education Foundation and has served as president of the Foundation. Mr. Moore received a Bachelor of Arts degree from Hampden-Sydney College and a Juris Doctor degree from the University of Virginia School of Law. Mr. Moore is a retired colonel, United States Marine Corps Reserve. Mr. Moore’s legal expertise and leadership skills provide our Board with a depth of experience in corporate governance, business transactions and strategic issues.

Edgar K. Baker, Director since 2001

Mr. Baker is President of Cavalier Equipment Corporation and President of Kav Kan Corporation, both located in Botetourt County and is Vice President of Roanoke Welding Company. Mr. Baker is Chairman of the Board of Rockydale Quarry Corporation and serves on the board of directors of Cavalier Equipment Corporation, Kav Kan Corporation, Roanoke Welding Company, Friendship Foundation, Appomattox Lime Company and the Botetourt County Industrial Authority. Mr. Baker is a graduate of Danville Technical Institute. He has been active in local business for over 30 years and previously served on a local advisory board of a Virginia Bank. Mr. Baker’s knowledge of real estate together with extensive experience in business transactions brings valuable insight to our Board. His intimate knowledge of our Company’s Botetourt, Roanoke and Franklin County markets provides valuable assistance in strategic planning for our Company.

Joyce R. Kessinger, Director since 1986

Ms. Kessinger is the Director of Human Resources with Boxley Materials Company, a construction materials supplier company, since 1994. Prior to her employment with Boxley, Ms. Kessinger had employment experience in hotel management, serving as vice president of operations for a lodging company for eleven years. Ms. Kessinger is currently a director for the Western Virginia Workforce Development Board and is a past president of the Botetourt County Chamber of Commerce and the Smith Mountain Lake 4-H Educational Center. Ms. Kessinger earned a Bachelor of Science degree in Mass Communications from Virginia Commonwealth University. Ms. Kessinger’s extensive background and experience in human resources and employee relations matters provides our Board with a valuable resource in that area of operations.

H. Watts Steger, III, Director since 1976

Mr. Steger is Chairman, President and Chief Executive Officer of the Company and also Chief Executive Officer of the Bank and has been employed by the Bank for thirty-nine years. Since Mr. Steger has been chief executive officer of the Bank, the Bank and Company have grown from a one office institution in Botetourt County with $20 million in assets to an institution with ten banking offices located in four Virginia counties and over $300 million in assets. Mr. Steger has had extensive involvement with numerous banking associations within the banking industry, including the Virginia Bankers Association, the Virginia Association of Community Banks and the Independent Community Bankers of America. He is the current Chairman of the Virginia Bankers Association, a past Chairman and board member of the Virginia Association of Community Banks and a past board member of the Independent Community Bankers of America. Mr. Steger also serves on the boards of the Virginia Bankers Association Benefits Board and the Virginia Bankers Association Educational Foundation. He earned a Bachelor of Science degree from Hampden-Sydney College. Mr. Steger is a graduate of the Virginia Bankers School of Bank

Management at University of Virginia and the Graduate School of Banking of the South at Louisiana State University and currently serves on the teaching faculty of both schools. Mr. Steger provides our Board with extensive experience in banking and executive management and his involvement as an industry leader provides insight to our Board regarding issues that impact both our Company and our communities.

BOARD OF DIRECTORS’ MEETINGS, LEADERSHIP STRUCTURE, AND RISK OVERSIGHT

Board Committees and Attendance

During 2009 there were 13 meetings of the Board of Directors of the Company and 13 meetings of the Board of Directors of the Bank. Each director attended at least 75% of all meetings of the boards and committees on which he or she served. The Board of Directors has an Audit Committee and a Loan Committee which meet monthly, an Investment Committee, Compliance/Policy Review Committee, Risk Oversight Committee and Dividend Reinvestment Committee which meet quarterly, a Marketing and Community Reinvestment Act Committee which meets semi-annually, and a Compensation Committee, Strategic Planning Committee, Corporate Governance & Nominations Committee, and a Special Events Committee, each of which meets as needed.

Leadership Structure

Since the inception of the Company in 1997, H. Watts Steger, III has served as President and Chief Executive Officer. He has also served as Chairman of the Board of Directors. The Board of Directors believes that Mr. Steger is best suited to serve in that capacity based upon his significant leadership position, having served as Chief Executive Officer of the Company’s subsidiary, Bank of Botetourt, for over thirty-three years, his in-depth familiarity with the Company’s business and his knowledge of the banking industry. In addition, the Board of Directors believes that Mr. Steger’s combined roles as Chairman and CEO position him to identify Botetourt Bankshares’ strategic priorities and lead Board discussions on the execution of Company strategy. While each of Botetourt Bankshares’ non-employee directors brings unique experience, oversight and expertise from outside the Company and the banking industry, Mr. Steger’s banking experience and expertise allow him to effectively direct Board discussions and focus Board decision-making on those issues most important to the Company’s overall success. The Board of Directors believes that the combined role of Chairman and CEO helps promote Botetourt Bankshares’ overall strategic development and facilitates the efficient flow of information between management and the Board.

G. Lyn Hayth, III has served as President of the Company’s subsidiary, Bank of Botetourt, since January, 2002 and will become Chief Executive Officer of the Bank, effective July 1, 2010, upon the retirement of Mr. Steger from that position. The Board of Directors believes that with the segregation of the leadership duties of the Bank and the Company resulting from this management change, that leadership structure will be appropriately balanced between promoting Botetourt Bankshares’ strategic development and daily oversight responsibilities of the operations of the Company’s subsidiary.

Risk Oversight

The Board of Directors is responsible for consideration and oversight of risks facing the Company, and is responsible for ensuring that material risks are identified and managed appropriately. The Risk Oversight Committee meets quarterly with the Chief Risk Officer and the Chief Executive Officer in order to review the Company’s major risk exposures and reviews the steps management is taking to monitor and control such exposures. Areas of risk profiled include competitive and strategic, compliance and regulatory, credit, interest rate, legal, liquidity, market, operational, reputational, and security. Directors also serve on various committees that focus on major areas of risk in the Company that include but are not limited to loans, investments, and compensation. Directors discuss risk tolerance and risk mitigation strategies with management within these committees. All risk oversight discussions are included in committee reports and a monthly risk management summary to the full Board of Directors.

Diversity Policy

The Company does not have a diversity policy. However, we do not discriminate based on race, gender or national origin. We strive to find experienced board members with a variety of expertise and management philosophies from all areas of our market in order to serve our customers well.

Stockholder Communications with the Board

The Company has an informal process for stockholders to communicate with the Board of Directors. If you wish to communicate with the Board or any of its members, you may do so by sending written correspondence to the Board or any member at the Company’s principal address, Attention: Board of Directors, P.O. Box 339, Buchanan, Virginia 24066-0339.

Interest of Management in Certain Transactions

As of December 31, 2009 the total maximum extensions of credit to policymaking officers, directors, principal stockholders and their associates amounted to $1,124,484 or 4.23%, of total year-end capital. The maximum aggregate amount of such indebtedness in 2009 was $1,802,453 or 6.77% of total year-end capital. These loans were made in the ordinary course of the Bank’s business, on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others, and do not involve more than the normal risks of collectability or present any unfavorable features. None of these loans are past due or on non-accrual status. The Bank expects to have in the future similar banking transactions with officers, directors, principal stockholders and their associates.

Directors’ Compensation

Each of the directors of the Company is also a director of the Bank. Each member of the Board of the Bank receives a retainer of $8,400 per year and a fee ranging from $100 - 300 per committee meeting attended. Directors may elect to defer all or a portion of said fees in accordance with a deferred compensation plan and stock purchase plan discussed below.

The following chart summarizes the annual cash compensation for the Company’s directors during 2009.

2009 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)		Total ($) (2)

Edgar K. Baker	11,250		11,250

G. Lyn Hayth, III	8,400		8,400

Joyce R. Kessinger	10,050	(1)	10,050

Gerald A. Marshall	9,700	(1)	9,700

Tommy L. Moore	11,550	(1)	11,550

D. Bruce Patterson	10,900		10,900

H. Watts Steger, III	8,400	(1)	8,400

F. Lindsey Stinnett	10,450		10,450

John B. Williamson, III	12,350	(1)	12,350

(1)	Amounts shown include fees deferred under the Virginia Bankers Association directors’ and Executive Nonqualified Deferred Compensation Plan.
(2)	The Company does not provide stock awards, option awards, or non-equity incentive plan compensation to outside directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Some of the directors and officers of the Company are at present, as in the past, customers of the Company, and the Company has had and expects to have in the future banking transactions in the ordinary course of its business with directors, officers, principal stockholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectability or present other unfavorable features. The aggregate outstanding balance of loans to directors, executive officers and their associates, as a group, at December 31, 2009 was $1,124,484, or 4.23% of the Company’s equity capital at that date.

There are no legal proceedings to which any director, officer, principal stockholder or associate is a party that would be material and adverse to the Company. Mr. Williamson was a director of NTELOS Inc. in 2003 when it filed for Chapter 11 Bankruptcy protection. NTELOS Inc. was released from that status later that same year.

The Board of Directors of the Bank consists of these same individuals. We are not aware of any family relationship between any director or person nominated by the Company to become a director, nor are we aware of any involvement in legal proceedings which are material to the ability or integrity of any director or person nominated to become a director. Only two of our nine directors, Messrs. Steger and Hayth, are not independent, because they are employees of the Company and the Bank. Only independent directors serve on our Audit Committee and on our Corporate Governance & Nominations Committee.

EXECUTIVE MANAGEMENT AND COMPENSATION

Executive Management

H. Watts Steger, III is the Chairman, President and Chief Executive Officer of Botetourt Bankshares, Inc. and Chairman and Chief Executive Officer of the Bank. Mr. Steger is a veteran banker with over thirty-nine years banking experience with Bank of Botetourt, employed first by the Bank in March 1971. He became Executive Vice President and Chief Executive Officer of the Bank in 1976 and was elected President in 1984. Mr. Steger is a 1970 graduate of Hampden-Sydney College. He is also a graduate of the Virginia Bankers School of Bank Management at the University of Virginia and is a graduate of the Graduate School of Banking of the South at Louisiana State University. He currently serves on the faculty of both schools. He also is the current Chairman of the Virginia Bankers Association.

G. Lyn Hayth, III is Secretary of the Company and President of the Bank. Mr. Hayth holds a Bachelor of Science degree in Agricultural Economics and a Master of Science degree from Virginia Polytechnic Institute and State University. He is a graduate of the Virginia Bankers School of Bank Management at the University of Virginia and is also a graduate of the Graduate School of Banking of the South at Louisiana State University. He joined Bank of Botetourt in 1986 as a Vice President, following three years with Farm Credit Service. Mr. Hayth was elected to the Board of Directors of the Bank in 1990 and was named Executive Vice President in 1995. He was elected President of the Bank in January 2002.

P. Duaine Fitzgerald is a Senior Vice President of the Bank. Mr. Fitzgerald holds an Associate in Applied Science degree with a major in Business Management from Dabney Lancaster Community College in 1972. He is a graduate of the Virginia Bankers School of Bank Management at the University of Virginia. Mr. Fitzgerald started his banking career in 1973 with First National Exchange Bank in Lexington and worked with American

Federal Savings Bank, First Federal Savings Bank, CorEast Savings Bank, Bank of Rockbridge, One Valley Bank, and BB&T before joining Bank of Botetourt in 2000 as Senior Vice President of Financial Services.

Michelle A. Alexander is a Senior Vice President and is the Chief Financial Officer of the Company and the Bank. Ms. Alexander holds a Bachelor of Business Administration degree from Roanoke College and Master of Business Administration degree from Troy University. She is a graduate of the Virginia Bankers School of Bank Management at the University of Virginia and is also a graduate of the Graduate School of Banking at Louisiana State University. She joined Bank of Botetourt in 1993. Ms. Alexander was promoted to Chief Financial Officer of the Company and the Bank in 2005. She became a Senior Vice President in 2006. She is serving a second term on the CFO Committee of the Virginia Bankers Association. She currently serves as an adjunct professor in Roanoke College’s Department of Business Administration & Economics.

Executive Compensation

The Compensation Committee’s primary goal in our compensation program is to attract, motivate, and retain qualified management for the Company and to provide incentives for them to manage the Company to the benefit of stockholders and depositors. Accordingly, we compensate our executive officers with a mix of base salary and a bonus, including a benefits package consistent with what is available to all other employees.

The Compensation Committee of the Board of Directors reviews all compensation and awards to executive officers and reports them to the Board of Directors. Specifically, the committee submits the base salary, the total amount available as bonus, and the framework of the bonus calculation to the Board of Directors for approval. It is a subjective process, but we consider many factors each year in doing this, including available surveys of salaries and benefits, adjusted for institution size and location, and relative performance. We set salary largely based on our analysis of these surveys. We divide our bonus into two parts. One part is objective, based on the Company’s performance reflected in earnings per share, and one part is subjective, based on a list of strategic and operational objectives. This is listed below under the column, “Non-Equity Incentive Plan Compensation.” Since our executive officers earn this added incentive based on a combination of Bank and personal success, we believe that this encourages them to work in the best long-term interest of the Bank. We do not compensate employees in a way that imposes additional material risk on the Bank. One employee paid on a commission basis sells financial products provided by third parties. Our mortgage originators are paid in part through commissions, but a large majority of the loans they facilitate are sold in the secondary market.

The committee consults the Chairman and Chief Executive Officer before setting bonus compensation levels and operational objectives for the other senior officers. All such committee determinations are submitted to the board for review, amendment, and approval. Then, after the end of the year, the specific bonus calculations are delegated to the Committee for final determination. On its own initiative, the committee reviews the performance of the executive officers and communicates the total awarded bonus. This committee, in addition to the Company’s Chief Risk Officer, reviewed the compensation plans for each executive officer and determined that each of those compensation plans does not contain excessive risk.

Our long-term compensation program includes the 2009 Incentive Stock Plan, which was adopted to align executive incentives further with stockholder value creation. No stock or options have been issued yet under that plan, although the Board currently is studying how portions of that plan might become part of the compensation structure.

The following table summarizes the compensation of the Named Executive Officers for the fiscal year end December 31, 2009. The Named Executive Officers are the Company’s Chief Executive Officer and the other three most highly compensated executive officers who meet inclusion requirements in the table below.

2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($) (1)	All Other Compensation ($) (2)	Total ($) (3)
H. Watts Steger, III Chief Executive Officer	2009	185,707	14,000	26,095	225,802
	2008	185,707	32,000	9,485	227,192

G. Lyn Hayth, III President	2009	134,477	10,000	14,709	159,186
	2008	134,477	24,000	4,416	162,893

P. Duaine Fitzgerald Senior Vice President	2009	100,140	5,000	10,524	115,664
	2008	100,140	16,000	6,056	122,196

Michelle A. Alexander Chief Financial Officer	2009	104,100	5,000	3,793	112,893
	2008	94,500	16,000	2,974	113,474

(1)	Represents amounts paid under the Company’s executive incentive plan during the year in respect of service performed in the prior year.
(2)

All Other Compensation includes, the imputed cost of coverage in excess of $50,000 of group-term insurance under an employee policy, and Company match on employee contributions to the Company’s 401(k)/thrift plan. Automobile usage and paid time off buy back is included for Messrs Steger, Hayth, and Fitzgerald. Country club dues are included for Mr. Fitzgerald.

(3)

Total does not include change in pension value and nonqualified deferred compensation earnings. Elements of these plans are discussed in the sections entitled Defined Benefit Pension Plan and Deferred Compensation Plan.

Defined Benefit Pension Plan

The Bank has a qualified noncontributory, defined benefit pension plan which covers substantially all of its employees. All employees who have reached age 21 with one year of service are eligible. The benefits are primarily based on years of service and average earnings for the participants’ final five years of employment. Participants are fully vested in the plan after five years of service. The plan’s funded status is discussed in Note 11 to the Consolidated Financial Statements.

The estimated present value of accumulated benefit is $1,302,367 for Mr. Steger, credited with 39 years of service, $312,082 for Mr. Hayth, credited with 23 years of service, $115,266 Mr. Fitzgerald, credited with 9 years of service, and $62,401 for Ms. Alexander, credited with 16 years of service.

In 2009, the change in pension value earnings amounted to $152,381 for Mr. Steger, $38,949 Mr. Hayth, $21,376 for Mr. Fitzgerald, and $12,489 for Ms. Alexander. These values are solely an estimate of the increase in actuarial present value of the named Executive Officer’s age 65 accrued benefit under the Company’s defined benefit plan for 2009. There can be no assurance that these amounts will ever be realized by the Named Executive Officers. While not a component of the Summary Compensation Tables, these actuarial values could be considered an element of the Company’s overall compensation package for its Named Executive Officers.

The estimated annual benefit payable under the defined benefit pension plan upon retirement at age 65 is $126,808 for Mr. Steger, $74,742 for Mr. Hayth, $22,603 for Mr. Fitzgerald, and $44,118 for Ms. Alexander. Benefits are estimated on the basis that each will continue their employment with the Company until age 65 and receive covered salary in the same amount paid in 2009. Under Mr. Steger’s new employment agreement, as described below, he has the right to “cash out” of this plan and remove his accrued benefit if the plan is over-funded or the Bank obtains a bond for the under-funded portion. We anticipate that this will have no effect on the financial condition of the Company or the plan.

Deferred Compensation Plan

Funded deferred compensation plans have been adopted for certain members of the Board and Executive employees. The corresponding assets and liabilities accounts at December 31, 2009 were valued at $179,086 for the Director Plan and $260,166 for the Executive Plan. Under this plan, directors’ fees and executive officer bonuses may be contributed to the plan, at the sole discretion of the director or executive officer. This plan is managed by the Virginia Bankers Association.

In 2009, the change in nonqualified deferred compensation earnings amounted to $63,538 for Mr. Steger and $1,048 for Mr. Hayth. Mr. Fitzgerald and Ms. Alexander are not participants in the plan.

Severance Benefits

Our company does have change-in-control agreements with all of its named executive officers and one additional senior officer. Each of these agreements remains in effect as long as the individual remains employed by the company. The agreements entitle the executive to a lump sum payment equal to one year’s annual compensation should a change in control transpire. That benefit applies so long as the individual is employed at the time of the change of control. An example of the change of control agreement is available at Exhibit 10 to the company’s filing of its 2002 Form 10-SB filed by the company on September 19, 2002, which is incorporated by reference.

Profit Sharing/Thrift Plan

The Bank provides a profit sharing and thrift plan for employees, including executive officers. Company contributions to the profit sharing plan are made at the discretion of the Board of Directors. The thrift plan allows voluntary employee contributions of up to the IRS maximum limit. In 2009, the first 1% of employee contributions was matched 100% by the Company. The next 5% of employee contributions was matched 50% by the Company. The total contribution to the thrift/profit sharing plan by the Company for all employees in 2009 was $90,836.

Employment Contract

The Company entered into a new employment agreement with Mr. Steger in January of this year. The agreement is for a three year term beginning as of July 1, 2010. Mr. Steger will retire as Chief Executive Officer of the Bank as of June 30, 2010, but he will continue on a less than full-time basis as a director of the Bank, President and Chief Executive Officer of the Company, and Chairman of the Board of Directors, working a minimum of 1,000 hours per year. Mr. Steger still will advise and oversee Bank activities in his role with the Company, but he will concentrate his efforts on holding company and strategic matters. In exchange, the agreement provides Mr. Steger a salary of $100,000 annually, subject to annual review by the Board of Directors, and other benefits offered by the Company or the Bank to other senior executives of the Bank, including disability and life insurance, vacation and sick leave, Bank employee health insurance, and retirement plans. However, Mr. Steger will no longer participate in the Bank’s defined benefit retirement plan. Mr. Steger will participate in any performance-based incentive plan that the board of the directors may establish for Company executives, although there is no such plan at this time. Mr. Steger also receives one year’s salary in the event of a change in control of the Company. After the original term of the agreement, the agreement automatically extends for additional one-year periods until it is terminated by either of the parties.

Independent Public Accountants

The Company’s Audit Committee has appointed Elliott Davis, LLC as independent public accountants for the current fiscal year ending December 31, 2009. A representative of Elliott Davis, LLC will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions from the stockholders.

Code of Ethics

The Corporation has adopted a Code of Business Conduct and Ethics that apply to its directors, executives and employees. A copy of these codes was provided as Exhibits 99.2, 99.3, and 99.4 in the 2003 Form 10-KSB filed March 23, 2006, and is available from the Company’s website, www.bankofbotetourt.com.

Whistleblower Procedures

The Audit Committee and the Board of Directors have approved procedures for the receipt, retention and treatment of reports or complaints to the Audit Committee regarding accounting, internal accounting controls, auditing matters and legal or regulatory matters. There are also procedures for the submission by Company or Bank employees of confidential, anonymous reports to the Audit Committee of concerns regarding questionable accounting or auditing matters.

Report of the Audit Committee

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers (“NASD”) listing standards, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. A copy of the Charter is incorporated by reference in the appendix of the proxy statement of Schedule 14A filed by the Company on March 24, 2006 and is available from the Company’s website, www.bankofbotetourt.com.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the consolidated financial statements for fiscal year 2009, the Audit Committee:

•

Reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2009 with management and Elliott Davis, LLC (“Elliott Davis”), the Company’s independent accountants;

•	Discussed with management, Elliott Davis and the Company’s internal auditors the adequacy of the system of internal controls;

•

Discussed with Elliott Davis the matters required to be discussed by Statement on Auditing Standards No. 61 ,as amended by Statement on Auditing Standards No. 90, relating to the conduct of the audit; and

•

Received written disclosures and the letter from Elliott Davis regarding its independence as required by Rule 3526 of the Public Company Accounting Oversight Board. The Audit Committee discussed with Elliott Davis its independence.

The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. The committee does not complete its reviews prior to the Company’s public announcements of financial results. Also, in its oversight role, the committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the consolidated financial statements and reports, and on the independent auditors, who, in their report, express an opinion on the conformity of the Company’s annual consolidated financial statements to generally accepted accounting principles.

Based on the Audit Committee’s review of the audited consolidated financial statements and discussions with management and Elliott Davis the committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Audit Committee:

John B. Williamson, III, Chairman

D. Bruce Patterson

F. Lindsey Stinnett

All of the members of the Audit Committee are independent of the Company and the Bank. The Board of Directors has determined that Mr. John B. Williamson, III, chairman, president, and CEO of RGC Resources, Inc., a reporting company, qualifies as an “audit committee financial expert” within the meaning of Item 401 of Regulation S-K of the Securities Exchange Act. Mr. Williamson is independent of management based on the independence requirements set forth in the NASD’s definition of “independent director.”

Principal Accounting Fees and Services

The following table presents the fees for professional audit services rendered by Elliott Davis, LLC, for the audit of the Company’s annual consolidated financial statements for the years ended December 31, 2009 and 2008 and fees billed for other services rendered Elliott Davis during those periods.

	Year Ended December 31
	2009	2008

Audit fees [1]	$68,236	$64,500
Audit-related fees [2]	11,339	1,319
Tax fees [3]	—	—
All other fees	—	—

Total	$79,575	$65,819

[1]	Audit fees consist of audit and review services, consents and review of documents filed with the SEC.
[2]	Audit-related fees consist of assistance and discussion concerning financial accounting and reporting standards and other accounting issues.
[3]	Tax fees consist of preparation of federal and state tax returns, review of quarterly estimated tax payments, and consultation concerning tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent auditor. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee has delegated interim pre-approval authority to Mr. John B. Williamson, III, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. With respect to each proposed pre-approved service, the independent auditor must provide detailed back-up documentation to the Audit Committee regarding the specific service to be provided pursuant to a given pre-approval of the Audit Committee. Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

2011 STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2011 Annual Meeting, the proposal must be in proper form and must be received by the Company’s Secretary, at the Company’s principal office in Buchanan, Virginia, on or before December 15, 2010.

OTHER BUSINESS

The Board of Directors does not know of any matters that may be presented for consideration at the meeting other than those specifically set forth in the Notice of Annual Meeting. However, in the event other proper matters are presented at the meeting, it is the intention of the proxy holders named in the enclosed Proxy to take such action as shall be in accordance with their best judgment with respect to such matters.

Stockholders are urged to specify choices on the enclosed Proxy and to date and return it in the enclosed envelope. Your prompt response and cooperation will be appreciated.

By Order of the Board of Directors

H. Watts Steger, III
Chairman & Chief Executive Officer

Dated: March 26, 2010

z	{

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BOTETOURT BANKSHARES, INC.	For	With- hold	For All Except

Proxy Solicited on Behalf of the Board of Directors			1.	To elect as directors the three persons listed as nominees below for a three year term: ☐ ☐ ☐

The undersigned hereby appoints Tommy L. Moore and H. Watts Steger, III, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent and to vote, as designated below and upon any and all other matters which may properly be brought before such meeting, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Botetourt Bankshares, Inc. to be held at Buchanan Theatre on Main Street in Buchanan, Virginia on Wednesday, May 19, 2010 at 2:30 p.m., local time, or any adjournments thereof, for the following purposes:

CLASS I Nominees (Serving until 2013) D. Bruce Patterson F. Lindsey Stinnett John B. Williamson, III
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			2.	In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1.

Please be sure to date and sign this proxy card in the box below.		Date
Sign above
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